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Exhibit 99.3

Stephens Inc.

        We hereby consent to the use of our opinion letter dated October 8, 2014 to the Board of Directors of TGC Industries, Inc., included as Annex C to the Prospectus/Proxy Statement which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Dawson Geophysical Company with and into Riptide Acquisition Corp. and to the references to such opinion in such Prospectus/Proxy Statement under the captions "Summary—Opinion of Stephens Inc., Financial Advisor to TGC," "The Merger—Background of the Merger," "The Merger—TGC's Reasons for the Merger and Recommendation of TGC's Board of Directors" and "The Merger—Opinion of TGC's Financial Advisor." In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations issued by the Securities and Exchange Commission thereunder, and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

STEPHENS INC.
By:	/s/ Paul M. Moorman
Title:	Managing Director

November 6, 2014
Little Rock, Arkansas

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  Exhibit 99.3
Stephens Inc.